Exhibit 99.1
VistaCare Reports Substantially Improved Results for Third Quarter Fiscal Year 2006
Net Revenue Increases, Margins Improve
SCOTTSDALE, Ariz., August 8 — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal third quarter ended June 30, 2006. Net patient revenue for the quarter was $59.9 million, a 4.2% increase from net patient revenue of $57.5 million for the quarter ended June 30, 2005, and a 7.2% increase from net patient revenue of $55.9 million reported for the fiscal second quarter ended March 31, 2006. The net loss for the quarter was $0.2 million, or $0.01 per diluted share as compared to net income of $1.0 million for the fiscal third quarter ended June 30, 2005 and a net loss of $2.0 million, or $0.12 per share for the fiscal second quarter ended March 31, 2006. During the quarter the Company recorded total stock compensation expense of approximately $0.8 million and severance and Indiana related legal expenses of approximately $0.3 million.
“I’m pleased with the progress our team is making. We achieved revenue growth, margin improvement and approached breakeven during the fiscal third quarter,” said Richard R. Slager, Chairman & CEO. “As a result, our gross margin improved by 300 basis points to 36.2% in the fiscal third quarter and we achieved a higher level of profitability. During the quarter we incurred approximately $0.1 million in legal expenses related to the recertification process in Indianapolis and Terre Haute, approximately $0.5 million in annual stock compensation charges that will not reoccur in the fourth quarter, and approximately $0.3 million in severance expenses associated with reducing our corporate staff,” added Mr. Slager.
“Average daily patient census (ADC) for the fiscal third quarter increased sequentially 2.4% to 5,213 patients,” said David W. Elliot, President & COO. “We achieved this ADC growth due to our fiscal second quarter sequential admissions growth of 7%, coupled with our continued focus on a balanced patient mix, and despite a slight 1.5% decrease in admissions during the quarter. We’ve also made the strategic decision during the fiscal third quarter to align our corporate staff to our current and anticipated support needs. This action resulted in approximately $0.3 million in additional pre-tax severance expense during the fiscal third quarter and are expected to add approximately $0.4 million in pre-tax expense during the fiscal fourth quarter. Beginning in fiscal 2007, these actions should reduce our operating expense. In addition, during the fiscal third quarter, we made the decision to sell our Cincinnati program. As a result, we expect to report a net gain of approximately $700,000 from this transaction during the current, fiscal fourth quarter,” added Mr. Elliot.
“In addition to the strategic actions taken during the third quarter, we reached a settlement with CMS that will allow us to bill for a portion of the unreimbursed patient services we provided through our Terre Haute program during a part of the recertification process that was completed in April. As a result, we will be able to bill for Terre Haute patient services through mid-January 2006 and we currently believe this decision will have a positive impact on our fiscal fourth quarter financial performance,” Mr. Elliot concluded.
For the nine months ended June 30, 2006, net patient revenue was $175.5 million as compared to net patient revenue of $171.5 million for the nine months ended June 30, 2005. The net loss for the first nine months of fiscal year 2006 was $0.7 million, or ($0.05) per diluted share as compared with net income of $2.8 million, or $0.17 per diluted share for the first nine months of fiscal year 2005.
Overall patient admissions for the third quarter of fiscal year 2006 were 4,368, down approximately 1.5% from 4,435 in the second quarter of fiscal year 2006 and down 1.4% from the 4,428 patients admitted during the third quarter of fiscal year 2005.
VistaCare’s average daily census (ADC) for the third quarter of fiscal year 2006 was 5,213, up 2.4% from 5,091 for the second quarter of fiscal year 2006 and down 3.2% from 5,387 for the third quarter of fiscal year 2005. Median Length of Stay for the fiscal third quarter was 29 days as compared with 28 days for the fiscal second quarter of 2006 and down from the 31 days recorded for the fiscal third quarter of 2005.
The results for the third quarter of fiscal year 2006 included a reduction to gross revenue for estimated Medicare Cap liability of $1.2 million. For the first nine months of fiscal year 2006, the reduction to gross revenue for estimated Medicare Cap liability was $3.5 million. The resulting current accrued balance for Medicare Cap liability as of June 30, 2006 was $15.4 million. The Company continues to estimate that its total Medicare Cap liability for fiscal 2006 will be approximately $4 million to $5 million. Cash and short term investments as of June 30, 2006 were $44.6 million and VistaCare had no debt outstanding during the third quarter of fiscal year 2006.
Conference Call
VistaCare will host a conference call and webcast on Tuesday, August 8, 2006 at 5:00 p.m. Eastern Time to discuss VistaCare’s fiscal third quarter results and recent corporate developments. The dial in number for the conference call is 800-240-4186 for domestic participants and 303-205-0033 for international participants.
A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through Midnight Eastern Time on Tuesday, August 15, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11066195#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

Forward-Looking Statements
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward- looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, the ability to grow patient census in the future, the successful closing of business transactions, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.
Company Contact:
Henry Hirvela
Chief Financial Officer
480-648-4545
ir@vistacare.com
Investor Contacts:
Doug Sherk/Jenifer Kirtland
EVC Group
415-896-6820
dsherk@evcgroup.com
Media Contact:
Steve DiMattia
EVC Group
646-277-8706
sdimattia@evcgroup.com

VISTACARE, INC.
BALANCE SHEET AND CASH FLOWS
FOR THE PERIOD ENDING JUNE 30, 2006
($000s)
Selected Balance Sheet Accounts:

				% Change
	6/30/2006	3/31/2006	Inc/(Decr)	Fav/(Unf)

Cash	16,657	13,400	3,257	24.3%	Cash - increased $3,257k or 24.3% - see detail below

Investments	27,961	27,749	212	0.8%	Net investments - increased $212k or .8% - higher interest earned

Accounts Receivable	37,299	40,425	(3,126)	(7.7%)	Accounts Receivable - decreased $3,126k - collection of outstanding funds

Accounts Payable	1,585	1,649	(64)	(3.9%)	Accounts Payable - decreased $64k - payment of outstanding accounts

Equity	88,369	87,523	846	1.0%	Equity - increased $846k - gain in quarter

Cash flow:

	6/30/2006

Cash, beginning (3/31/06)	13,400

Operating activities	4,422	Operating activities provided cash due to a increase in net income and a net increase in assets less liabilities

Investing activities	(1,345)	Investing activities used cash for purchase of long term assets

Financing activities	180	Financing activities provided cash due to proceeds from the issuance of stock from stock option exercises

Cash, end of period (6/30/06)	16,657

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net patient revenue	$59,914	$57,476	$175,475	$171,547
Patient care expenses	38,215	36,113	111,453	106,546
Sales, general and administrative expenses	20,623	19,026	61,675	57,382
Operating (loss) income	(196)	1,281	(1,463)	4,145

Net (loss) income	$(193)	$980	$(742)	$2,819

Diluted net (loss) income per share	$(0.01)	$0.06	$(0.05)	$0.17